Exhibit 5.1

Suite 900, 607 14th Street, NW Washington, DC 20005-2018 t 202 508 5800 f 202 508 5858

July 31, 2018	direct dial 202 508 5884 direct fax 202 204 5611 cgattuso@kilpatricktownsend.com

Re:	Columbia Bank Stock Based Deferred Compensation Plan (the “SBDC Plan”)

Columbia Bank Savings Income Maintenance Plan (the “SIM Plan”)

Boards of Directors

Columbia Financial, Inc.

19-01 Route 208 North

Fair Lawn, New Jersey 07410

Board Members:

We have been requested by Columbia Financial, Inc. a Delaware corporation (the “Company”) to issue our opinion with respect to the Registration Statement on Form S-8 (the “Registration Statement”) and the exhibits thereto being filed under the Securities Act of 1933, as amended (the “Act”), on or about the date of this letter for the registration of $2,000,000 of deferred compensation obligations under the SBDC Plan and $1,680,000 under the SIM Plan (the “Obligations”).

We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed but have not verified (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiaries.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, and assuming that the Obligations are issued in accordance with the terms of the Plans, it is our opinion that the Obligations, when issued in accordance with the terms of the Plans, will be legally valid and binding obligations of the Columbia Bank, a wholly-owned subsidiary of the Company, enforceable in accordance with their terms.

Anchorage   Atlanta   Augusta   Charlotte   DALLAS   Denver   houston   los angeles   New York   Raleigh   San Diego

San Francisco   Seattle   SHANGHAI   Silicon Valley   Stockholm   Tokyo   Walnut Creek   Washington   Winston-Salem

July 31, 2018

We note that, although certain portions of the Registration Statement (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of “experts” within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading “Interests of Named Experts and Counsel” therein.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Christina M. Gattuso
Christina M. Gattuso, a Partner